Exhibit (a)(1)(F)

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

You are receiving this form “Declaration of Status For Israeli Income Tax Purposes” as a holder of ordinary shares, nominal (par) value NIS 0.0001 per share (the “Shares”) of Taro Pharmaceutical Industries Ltd. (“Taro”), in connection with Taro’s commencement of a modified “Dutch auction” tender offer to repurchase up to $200 million in value of its ordinary shares at a price not greater than $97.50 per share nor less than $84.50 per share (the “Offer”), on the terms and subject to the conditions set forth in Taro’s Offer to Purchase dated November 25, 2013.

By completing this form in a manner that would substantiate your eligibility for an exemption from Israeli withholding tax, you will allow Taro, the Depositary, your broker or any other withholding agent, or their authorized representatives to exempt you from Israeli withholding tax.

PART I	Identification and details of Shareholder (including Eligible Israeli Brokers) (see instructions)

1. Name:	2. Type of Shareholder (more than one box may be applicable):
(please print full name)	☐ Corporation (or Limited Liability Company) ☐ Individual ☐ Trust ☐ Partnership ☐ Other:	☐ Bank ☐ Broker ☐ Financial Institution
3. For individuals only:	4. For all other Shareholders:
Date of birth: / / month / day / year	Country of incorporation or organization:
Country of residence:	Registration number of corporation (if applicable):
Countries of citizenship (name all citizenships):
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):
6. Mailing Address (if different from above):	7. Contact Details: Name: Capacity: Telephone Number (country code, area code and number):
8. I hold the Shares of (mark X in the appropriate place): ☐ directly, as a Registered Holder ☐ through a Broker. If you marked this box, please state the name of your Broker:
9. ☐ I am the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares.

PART II	Declaration by Non-Israeli Residents (see instructions) ▶	Eligible Israeli Brokers should not complete this Part II

A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following box)

A.1  ☐    I am NOT a “resident of Israel”, which means, among other things, that:

•    The State of Israel is not my permanent place of residence,

•    The State of Israel is neither my place of residence nor that of my family,

•    My ordinary or permanent place of activity is NOT in the State of Israel and I do NOT have a permanent establishment in the State of Israel,

•    I do NOT engage in an occupation in the State of Israel,

•    I do NOT own a business or part of a business in the State of Israel,

•    I am NOT insured by the Israeli National Insurance Institution,

•    I was NOT present (nor am I planning to be present) in Israel for 183 days or more during this tax year,

•    I was NOT present (nor am I planning to be present) in Israel for 30 days or more during this tax year, and the total period of my presence in Israel during this tax year and the two previous tax years is less than 425 days in total;

A.2  ☐    I acquired the Shares on or after the initial public offering of Taro on the New York Stock Exchange (i.e., 1961).

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following box)

B.1  ☐    The corporation is NOT a “resident of Israel”, which means, among other things, that:

•    The corporation is NOT registered with the Registrar of Companies in Israel,

•    The corporation is NOT registered with the Registrar of “Amutot” (non-profit organizations) in Israel,

•    The control of the corporation is NOT located in Israel,

•    The management of the corporation is NOT located in Israel,

•    The corporation does NOT have a permanent establishment in Israel, and

•    No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any “means of control” in the corporation as specified below:

•    The right to participate in profits;

•    The right to appoint a director;

•    The right to vote;

•    The right to share in the assets of the corporation at the time of its liquidation; and

•    The right to direct the manner of exercising one of the rights specified above;

B.2  ☐       The corporation acquired the Shares on or after the initial public offering of Taro on the New York Stock Exchange (i.e., 1961).

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following box)

C.1  ☐    The partnership is NOT an Israeli resident which means, among other things, that:

•    The partnership is NOT registered with the Registrar of Partnerships in Israel,

•    The control of the partnership is NOT located in Israel,

•    The management of the partnership is NOT located in Israel,

•    The partnership does NOT have a permanent establishment in Israel,

•    NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, and

•    NO partner in the partnership is an Israeli resident;

C.2  ☐       The partnership acquired the Shares on or after the initial public offering of Taro on the New York Stock Exchange (i.e., 1961).

D. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following box)

D.1  ☐    The trust is NOT an Israeli resident, and:

•    All settlors of the trust are NOT Israeli residents,

•    All beneficiaries of the trust are NOT Israeli residents, and

D.2  ☐       The trust acquired the Shares on or after the initial public offering of Taro on the New York Stock Exchange (i.e., 1961).

PART III	Declaration by Israeli Bank, Broker or Financial Institution (see instructions) ▶	Non-Israeli Residents should not complete this Part III

I hereby declare that: (if correct, mark X in the following box)

☐       I am a bank, broker or financial institution that is a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance (See Instruction II), I am holding the Shares solely on behalf of beneficial shareholder(s) and I am subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by me to such beneficial shareholder(s) with respect to Shares in connection with the Offer.

PART IV	Certification. By signing this form, I also declare that:

•    I understood this form and completed it correctly and pursuant to the instructions.

•    I provided accurate, full and complete details in this form.

•    I am aware that providing false details constitutes criminal offense.

•    I am aware that this form may be provided to the Israeli Tax Authority, in case the Israeli Tax Authority so requests, for purposes of audit or otherwise.

SIGN HERE ▶	Signature of Shareholder (or individual authorized to sign on your behalf)	Date	Capacity in which acting

Broker Name

Broker #

VOI #